EXHIBIT 10.4
UNITED STATES OF AMERICA
BEFORE FEDERAL TRADE COMMISSION

COMMISSIONERS:	Deborah Platt Majoras, Chairman Pamela Jones Harbour Jon Leibowitz William E. Kovacic J. Thomas Rosch

In the Matter of	Docket No. C-

FRESENIUS AG,

a corporation.
ORDER TO MAINTAIN ASSETS
      The Federal Trade Commission (“Commission”), having initiated an investigation of the proposed acquisition of Renal Care Group, Inc. by Fresenius AG and entities controlled by Fresenius AG, including (1) Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares organized under the laws of the Federal Republic of Germany, the general partner of which is majority owned by Fresenius AG, (2) Fresenius Medical Care Holdings, Inc., a New York corporation majority owned by Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares organized under the laws of the Federal Republic of Germany, and (3) Florence Acquisition, Inc., a Delaware corporation that is wholly owned by Fresenius Medical Care Holdings, Inc., and Fresenius AG (hereafter referred to as “Respondent”) having been furnished thereafter with a copy of a draft of Complaint that the Bureau of Competition proposed to present to the Commission for its consideration and which, if issued by the Commission, would charge Respondent with violations of Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18, and Section 5 of the Federal Trade Commission Act, as amended, 15 U.S.C. § 45; and
      Respondent, its attorneys, and counsel for the Commission having thereafter executed an Agreement Containing Consent Orders (“Consent Agreement”), containing an admission by Respondent of all the jurisdictional facts set forth in the aforesaid draft of Complaint, a statement that the signing of said Consent Agreement is for settlement purposes only and does not constitute an admission by Respondent that the law has been violated as alleged in such Complaint, or that the facts as alleged in such Complaint, other than jurisdictional facts, are true, and waivers and other provisions as required by the Commission’s Rules; and
      The Commission, having thereafter considered the matter and having determined that it had reason to believe that Respondent has violated the said Acts, and that a Complaint should issue stating its charges in that respect, and having accepted the executed Consent Agreement and placed such Consent Agreement on the public record for a period of thirty (30) days for the receipt and consideration of public comments, now in further conformity with the procedure described in Commission Rule 2.34, 16 C.F.R. § 2.34, the Commission hereby issues its Complaint, makes the following jurisdictional findings, and issues the following Order to Maintain Assets:

1.	Respondent Fresenius AG is a corporation organized, existing and doing business under and by virtue of the laws of the Federal Republic of Germany, with its office and principal place of business located at Else-Kröner-Straße 1, 61352 Bad Homburg, Germany. Fresenius AG is the ultimate parent of (1) Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares organized under the laws of the Federal Republic of Germany, the general partner of which is majority owned by Fresenius AG, with its office and principal place of business located at Else-Kröner-Straße 1, 61352 Bad Homburg, Germany, (2) Fresenius Medical Care Holdings, Inc., a New York corporation majority owned by Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares organized under the laws of the Federal Republic of Germany, with its office and principal place of business located at 95 Hayden Avenue, Lexington, MA 02420, and (3) Florence Acquisition, Inc., a Delaware corporation that is wholly owned by Fresenius Medical Care Holdings, Inc, with its office and principal place of business located at 95 Hayden Avenue, Lexington, MA 02420.

2.	The Federal Trade Commission has jurisdiction of the subject matter of this proceeding and of Respondent, and the proceeding is in the public interest.
ORDER
I.
      IT IS ORDERED that, all capitalized terms used in this Order to Maintain Assets, but not defined herein, shall have the meanings attributed to such terms in the Decision and Order contained in the Consent Agreement.
II.
      IT IS FURTHER ORDERED that:

A.	From the date Respondent signs the Consent Agreement until the Time of Divestiture of each Joint Venture Equity Interest and each Clinic To Be Divested and until all Assets Associated with each Clinic To Be Divested are divested pursuant to the Consent Agreement, Respondent shall:

1.	maintain (a) each Clinic To Be Divested and all Assets Associated with it, and (b) each Clinic and all Assets Associated with it owned by a joint venture in which the Joint Venture Equity Interest is being divested (“JV Clinic Assets”) in substantially the same condition (except for normal wear and tear) existing at the time Fresenius signs the Consent Agreement;

2.	take such actions that are consistent with the past practices of Fresenius or RCG, respectively, in connection with the JV Clinic Assets and such Clinic To Be Divested and the Assets Associated with it and that are taken in the Ordinary Course Of Business and in the normal day-to-day operations of Fresenius or RCG;

3.	keep available the services of the current officers, employees, and agents of Fresenius; and maintain the relations and good will with Suppliers, Payors, Physicians, landlords, patients, employees, agents, and others having business relations with the JV Clinic Assets and the Clinic To Be Divested and the Assets Associated with it in the Ordinary Course Of Business; and

4.	preserve the JV Clinic Assets and the Clinic To Be Divested and all Assets Associated with it as an ongoing business and not take any affirmative action, or fail to take any action within Fresenius’s control, as a result of which the viability, competitiveness, and marketability of the JV Clinic Assets and the Clinic To Be Divested or all Assets Associated with it would be diminished.

B.	From the date Fresenius signs the Consent Agreement until the date this Order to Maintain Assets terminates pursuant to Paragraph VII, Fresenius shall do the following:

1.	Until sixty (60) days after the Time Of Divestiture of each Clinic To Be Divested, Fresenius shall not interfere in employment negotiations between each Fresenius Employee Of A Clinic To Be Divested and the Acquirer of the Clinic.

2.	With respect to each Fresenius Employee Of A Clinic To Be Divested who receives, within sixty (60) days of the Time Of Divestiture of any Clinic at which he or she is employed, an offer of employment from the Acquirer of that Clinic, Fresenius shall not prevent, prohibit or restrict or threaten to prevent, prohibit or restrict the Fresenius Employee Of The Clinic To Be Divested from being employed by the Acquirer of the Clinic, and shall not offer any incentive to the Fresenius Employee Of The Clinic To Be Divested to decline employment with the Acquirer of the Clinic.

3.	For a period of two (2) years following the Time Of Divestiture of each Clinic To Be Divested, Fresenius shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any Employee Of A Clinic To Be Divested who is employed by the Acquirer to terminate his or her employment relationship with the Acquirer, unless that employment relationship has already been terminated by the Acquirer; PROVIDED,

HOWEVER, Fresenius may make general advertisements for employees including, but not limited to, in newspapers, trade publications, websites, or other media not targeted specifically at the Acquirer’s employees; PROVIDED, FURTHER, HOWEVER, Fresenius may hire employees who apply for employment with Fresenius, as long as such employees were not solicited by Fresenius in violation of this Paragraph II.C.3.; PROVIDED, FURTHER, HOWEVER, Fresenius may offer employment to an Employee Of A Clinic To Be Divested who is employed by the Acquirer in only a part-time capacity, if the employment offered by Fresenius would not, in any way, interfere with the employee’s ability to fulfill his or her employment responsibilities to the Acquirer.

4.	For a period of not less than forty-five (45) days, which period may begin prior to the signing of the Consent Agreement and which shall end no earlier than ten (10) days after the Time Of Divestiture of each Clinic To Be Divested (“Forty-Five Day Hiring Period”), Fresenius shall not interfere in employment negotiations between each Regional Manager Of A Clinic To Be Divested and the Acquirer of the Clinic; PROVIDED, HOWEVER, the terms of this Paragraph II.C.4. shall not apply after Acquirers have hired ten (10) Regional Managers who were each previously employed by Fresenius or RCG at any time since October 1, 2005.

5.	With respect to each Regional Manager Of A Clinic To Be Divested who receives, within the Forty-Five Day Hiring Period required by Paragraph II.C.4. of this Order to Maintain Assets an offer of employment from the Acquirer of that Clinic, for a period of two (2) years following the Time Of Divestiture of the Clinic To Be Divested, Fresenius shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any Regional Manager of the Acquirer who was previously a Regional Manager of A Clinic To Be Divested to terminate his or her employment relationship with the Acquirer unless the individual has been terminated by the Acquirer; PROVIDED, HOWEVER, Fresenius may make general advertisements for Regional Managers including, but not limited to, in newspapers, trade publications, websites, or other media not targeted specifically at Acquirer’s Regional Managers; PROVIDED, FURTHER, HOWEVER, Fresenius may hire Regional Managers who apply for employment with Fresenius, as long as such Regional Managers were not solicited by Fresenius in violation of this Paragraph II.C.5.; PROVIDED, HOWEVER, after Acquirers have hired ten (10) Regional Managers who were each previously employed by Fresenius or RCG at any time since October 1, 2005, the terms of this Paragraph II.C.5. shall apply only to those ten (10) Regional Managers hired by the Acquirers.

6.	With respect to each Physician who has provided services to a Clinic To Be Divested pursuant to any of the Clinic’s Physician Contracts in effect at any time during the four (4) months preceding the Time Of Divestiture of the Clinic (“Contract Physician”):

a.	Fresenius shall not offer any incentive to the Contract Physician, the Contract Physician’s practice group, or other members of the Contract Physician’s practice group to decline to provide services to the Clinic To Be Divested, and shall eliminate any confidentiality restrictions that would prevent the Contract Physician, the Contract Physician’s practice group, or other members of the Contract Physician’s practice group from using or transferring to the Acquirer of the Clinic To Be Divested any information Relating To the Operation Of The Clinic; and

b.	For a period of three (3) years following the Time Of Divestiture of each Clinic To Be Divested, Fresenius shall not contract for the services of the Contract Physician, the Contract Physician’s practice group, or other members of the Contract Physician’s practice group for the provision of Contract Services to be performed in any of the areas listed in Appendix B of this Order that correspond to such Clinic. PROVIDED, HOWEVER, if the Contract Physician, or the Contract Physician’s practice group, or other members of the Contract Physician’s practice group were providing services to one or more Clinics, other than or in addition to a Clinic To Be Divested, pursuant to a contract with Fresenius or RCG in effect as of October 1, 2005, then Fresenius may continue to contract with such Contract Physicians, or the Contract Physician’s practice group, or other members of the Contract Physician’s practice group for services to be provided to such other or additional Clinics.

7.	With respect to Material Confidential Information relating exclusively to any of the Clinics To Be Divested, Fresenius shall:

a.	not disclose such information to any Person other than the Acquirer of such Clinic;

b.	after the Time Of Divestiture of such Clinic:

(1)	not use such information for any purpose other than complying with the terms of the Consent Agreement or with any law; and

(2)	destroy all records of such information, except to the extent that: (1) Fresenius is required by law to retain such information, and (2) Fresenius’s inside or outside attorneys may keep one copy solely for archival purposes, but may not disclose such copy to the rest of Fresenius.

8.	For two (2) years following the Time Of Divestiture of each Clinic To Be Divested, Fresenius shall not solicit the business of any patients that received any goods or services from such Clinic between October 1, 2005, and the date of such divestiture, PROVIDED, HOWEVER, Fresenius may (i) make general advertisements for the business of such patients including, but not limited to, in newspapers, trade publications, websites, or other media not targeted specifically at such patients, and (ii) provide advertising and promotions directly to any patient that initiates discussions with, or makes a request to, any Fresenius employee.

9.	Fresenius shall do nothing to prevent or discourage Suppliers that, prior to the Time Of Divestiture of any Clinic To Be Divested, supplied goods and services for use in any Clinic To Be Divested from continuing to supply goods and services for use in such Clinic.

C.	The purpose of Paragraph II of this Order to Maintain Assets is:

1.	to preserve the Clinics To Be Divested and the Assets To Be Divested as viable, competitive, and ongoing businesses, to prevent their destruction, removal, wasting, deterioration, or impairment, and to prevent interim harm to competition, pending the relevant divestitures and other relief;

2.	to preserve the good will of the employees and Regional Managers of the Clinics To Be Divested and of the Physicians, Suppliers, and patients that do business with those Clinics; and

3.	to prevent Material Confidential Information relating exclusively to the Clinics To Be Divested from being exchanged with Fresenius’s retained dialysis businesses.
III.
      IT IS FURTHER ORDERED that:

A.	Richard Shermer, of R. Shermer & Co., shall be appointed Monitor to assure that Fresenius expeditiously complies with all of its obligations and performs all of its responsibilities as required by the Consent Agreement and this Order to Maintain Assets.

B.	No later than one (1) day after this Order to Maintain Assets is made final, Fresenius shall, pursuant to the Monitor Agreement and to this Order to Maintain Assets, transfer to the Monitor all the rights, powers, and authorities necessary to permit the Monitor to perform his duties and responsibilities in a manner consistent with the purposes of the Consent Agreement and this Order to Maintain Assets.

C.	In the event a substitute Monitor is required, the Commission shall select the Monitor, subject to the consent of Fresenius, which consent shall not be unreasonably withheld. If Fresenius has not opposed, in writing, including the reasons for opposing, the selection of a proposed Monitor within ten (10) days after notice by the staff of the Commission to Fresenius of the identity of any proposed Monitor, Fresenius shall be deemed to have consented to the selection of the proposed Monitor. Not later than ten (10) days after appointment of a substitute Monitor, Fresenius shall execute an agreement that, subject to the prior approval of the Commission, confers on the Monitor all the rights, powers, and authorities necessary to permit the Monitor to monitor Fresenius’s compliance with the terms of the Consent Agreement and this Order to Maintain Assets, in a manner consistent with the purposes of this Order to Maintain Assets.

D.	Fresenius shall consent to the following terms and conditions regarding the powers, duties, authorities, and responsibilities of the Monitor:

1.	The Monitor shall have the power and authority to monitor Fresenius’s compliance with the terms of the Consent Agreement and this Order to Maintain Assets, and shall exercise such power and authority and carry out the duties and responsibilities of the Monitor in a manner consistent with the purposes of the Consent Agreement and this Order to Maintain Assets and in consultation with the Commission, including, but not limited to:

a.	Assuring that Fresenius expeditiously complies with all of its obligations and perform all of its responsibilities as required by the Consent Agreement and this Order to Maintain Assets;

b.	Monitoring any transition services agreements; and

c.	Assuring that Material Confidential Information is not received or used by Fresenius or the Acquirers, except as allowed in the Consent Agreement and this Order to Maintain Assets.

2.	The Monitor shall act in a fiduciary capacity for the benefit of the Commission.

3.	The Monitor shall serve for such time as is necessary to monitor Fresenius’s compliance with the provisions of the Consent Agreement and the Order to Maintain Assets.

4.	Subject to any demonstrated legally recognized privilege, the Monitor shall have full and complete access to Fresenius’s personnel, books, documents, records kept in the Ordinary Course Of Business, facilities and technical information, and such other relevant information as the Monitors may reasonably request, related to Fresenius’s compliance with its obligations under the Consent Agreement and this Order to Maintain Assets. Fresenius shall cooperate with any reasonable request of the Monitors and shall take no action to interfere with or impede the Monitor’s ability to monitor Fresenius’s compliance with the Consent Agreement and this Order to Maintain Assets.

5.	The Monitor shall serve, without bond or other security, at the expense of Fresenius on such reasonable and customary terms and conditions as the Commission may set. The Monitor shall have authority to employ, at the expense of Fresenius, such consultants, accountants, attorneys and other representatives and assistants as are reasonably necessary to carry out the Monitors’ duties and responsibilities. The Monitor shall account for all expenses incurred, including fees for services rendered, subject to the approval of the Commission.

6.	Fresenius shall indemnify the Monitor and hold the Monitor harmless against any losses, claims, damages, liabilities, or expenses arising out of, or in connection with, the performance of the Monitor’s duties, including all reasonable fees of counsel and other reasonable expenses incurred in connection with the preparations for, or defense of, any claim, whether or not resulting in any liability, except to the extent that such losses, claims, damages, liabilities, or expenses result from misfeasance, gross negligence, willful or wanton acts, or bad faith by the Monitor.

7.	Fresenius shall report to the Monitor in accordance with the requirements of this Order and/or as otherwise provided in any agreement approved by the Commission. The Monitor shall evaluate the reports submitted to the Monitor by Fresenius, and any reports submitted by the Acquirer with respect to the performance of Fresenius’s obligations under the Consent Agreement and this Order to Maintain Assets.

8.	Within one (1) month from the date the Monitor is appointed pursuant to this paragraph, every sixty (60) days thereafter, and otherwise as requested by the Commission, the Monitor shall report in writing to the Commission concerning performance by Fresenius of its obligations under the Consent Agreement and this Order to Maintain Assets.

9.	Fresenius may require the Monitor and each of the Monitor’s consultants, accountants, attorneys, and other representatives and assistants to sign a customary confidentiality agreement; PROVIDED, HOWEVER, such agreement shall not restrict the Monitor from providing any information to the Commission.

E.	The Commission may, among other things, require the Monitor and each of the Monitor’s consultants, accountants, attorneys, and other representatives and assistants to sign an appropriate confidentiality agreement Relating To Commission materials and information received in connection with the performance of the Monitor’s duties.

F.	If the Commission determines that the Monitor has ceased to act or failed to act diligently, the Commission may appoint a substitute Monitor in the same manner as provided in this Paragraph III.

G.	The Commission may on its own initiative, or at the request of the Monitor, issue such additional orders or directions as may be necessary or appropriate to assure compliance with the requirements of the Consent Agreement and this Order to Maintain Assets.

IV.
      IT IS FURTHER ORDERED that, beginning fifteen (15) days after the date on which Fresenius signs the Consent Agreement and every thirty (30) days thereafter until this Order to Maintain Assets terminates pursuant to Paragraph VII, Fresenius shall submit to the Commission a verified written report setting forth in detail the manner and form in which it intends to comply, is complying, and has complied with the terms of this Order to Maintain Assets. Fresenius shall submit at the same time a copy of these reports to the Monitor.
V.
      IT IS FURTHER ORDERED that Fresenius shall notify the Commission at least thirty (30) days prior to:

A.	Any proposed dissolution of Fresenius,

B.	Any proposed acquisition, merger or consolidation of Fresenius, or

C.	Any other change in Fresenius that may affect compliance obligations arising out of this Order to Maintain Assets, including but not limited to assignment, the creation or dissolution of subsidiaries, or any other change in Fresenius.
VI.
      IT IS FURTHER ORDERED that, for the purpose of determining or securing compliance with this Order to Maintain Assets, and subject to any legally recognized privilege, and upon written request with reasonable notice to Fresenius, Fresenius shall permit any duly authorized representative of the Commission:

A.	Access, during office hours of Fresenius and in the presence of counsel, to all facilities and access to inspect and copy all books, ledgers, accounts, correspondence, memoranda, and all other records and documents in the possession or under the control of Fresenius related to compliance with this Order to Maintain Assets; and

B.	Upon five (5) days’ notice to Fresenius and without restraint or interference from Fresenius, to interview officers, directors, or employees of Fresenius, who may have counsel present, regarding such matters.

VII.
      IT IS FURTHER ORDERED that this Order to Maintain Assets shall terminate at the earlier of:
A.  three (3) business days after the Commission withdraws its acceptance of the Consent Agreement pursuant to the provisions of Commission Rule 2.34, 16 C.F.R. § 2.34; or
B.  such time as (1) all Assets To Be Divested have been divested pursuant to the terms of the Consent Agreement, and (2) the Decision and Order has been made final.

By the Commission.

Donald S. Clark
Secretary
SEAL
ISSUED: